 Exhibit 99.1

Sentient Brands Holdings Inc. Launches its
“Oeuvre Skincare” Luxury Product Line

New York, N.Y., December 8, 2021 - Sentient Brands Holdings Inc. (OTC Markets: SNBH) (“Sentient Brands” and the “Company”), a next-level product and brand development company focused on creating beauty, wellness, and lifestyle consumer brands within the $6.5 billion luxury and prestige beauty market space, today announced its launch of Oeuvre Skincare, a high-end collection of luxury bioactive skincare products, through the Company’s direct-to-consumer www.oeuvreskincare.com platform.

Oeuvre - “A Body of Art” - is a next-generation luxury skincare product line and lifestyle brand derived from the Company’s proprietary OE Complex: CBD + Gemstones + Bioactives. Oeuvre Skincare products contain proprietary formulations of synergistically balanced luxury ingredients, combined with the Company’s rigorous commitment to formulating ‘Clean Beauty’ products without toxins, irritants, and unnecessary additives. Oeuvre Skincare products are non-toxic, ungendered, and contain zero GMO, retinyl palmitate, petroleum, mineral oil, parabens, sulfates, or synthetic colors. Product offerings under the Oeuvre Skincare product line include:

●	Purifying Exfoliator

●	Replenishing Oil

●	Ultra-Nourishing Face Cream

●	Revitalizing Eye Cream

For more information about the Company’s Oeuvre Skincare line of products, please visit: www.oeuvreskincare.com

“We are excited to launch Oeuvre, our breakthrough beauty and wellness-centric lifestyle brand, which we believe represents a unique opportunity as Oeuvre is positioned at the intersection of CBD, beauty and wellness in the luxury sector.”, said George Furlan, CEO & COO of Sentient Brands. Mr. Furlan continued, “Oeuvre has been developed by our team of seasoned industry veterans who have been instrumental in developing and launching world-class brands. Oeuvre’s initial launch is in North and South America with a planned global expansion, and additional future product line extensions and product drops intended, which we believe will continue to resonate with our customers.”

James Mansour, CMO of Sentient Brands, added, “After three years of development, we are delighted to announce the launch of Oeuvre - a brand that elevates skincare to an artform. We created Oeuvre out of a personal vision and commitment to our earth and our customers: all Oeuvre products are luxuriously clean and high-performing - using only safe, ethically and environmentally responsible ingredients. Every aspect of the process to create Oeuvre is suffused with our passion, artistry, and beneficial intentions.”

About Sentient Brands Holdings Inc.

Sentient Brands Holdings Inc. (“Sentient Brands” and the “Company”) (www.sentientbrands.com) is a next-level product development and brand management company with a focus on building innovative brands in the luxury and prestige beauty market space. Sentient Brands has a direct-to-consumer business model focusing on wellness and beauty for conscious consumers. The Company incorporates an omnichannel approach in its marketing strategies to ensure that its products are accessible across both digital and retail channels. The Company develops and nurtures lifestyle brands with carefully thought- out ingredients, packaging, fragrance and design. The Company’s management team has extensive experience in building world-class brands such as Hugo Boss, Victoria’s Secret, Versace, and Bath & Body Works. Sentient Brands is focused on two key market segments, targeting: wellness and responsible luxury lifestyle, which the Company believes represent unique opportunities for its Oeuvre Skincare product line, and subsequent planned products and brands. The Company intends to leverage its in-house innovation capabilities to launch new products that “disrupt” adjacent product categories, and plans to grow by leveraging its deep connections within its existing network and attract consumers through increased brand awareness and investing in unique social media marketing. The Company’s goal is to create customer experiences that have sustainable resonance with consumers and consistently implement strategies that result in long-term profit growth for its investors.

The Company’s business model is focused on creating brand experiences and launching breakthrough products in the high-end Cannabis/CBD space that have sustainable resonance with consumers, and to consistently implement strategies that result in long-term profit growth for its investors. The Company’s value creation strategy, supported by its highly experienced management team, is focused on creating and operating best-in-class brands that yield high margins and profitability at scale.

The Company’s executive team is led by its Interim CEO and Chief Operating Officer, George Furlan, and its Chief Brand and Innovation Officer, James Mansour, who has a proven history of developing and scaling world-class consumer lifestyle brands.

George Furlan was previously instrumental in the launch of the Hugo Boss luxury division, where Mr. Furlan directed Hugo Boss sales for the Americas. In addition, as a prior Director of Sales and merchandising for Versace, Mr. Furlan led sales, merchandising, and marketing efforts for the Versace US and Canadian markets.

James Mansour was previously instrumental in the development of numerous brands that have become icons in the consumer marketplace, including his development of successful brands for both Victoria’s Secret and Bath and Body Works

Sentient Brands is a collaborative effort rooted in fashion, marketing, product development and the highest echelons of branding, all culminating to create niche products that are relevant in the marketplace and socially conscious at the same time.

For more information about Sentient Brands, please visit: www.sentientbrands.com

Safe Harbor Provision

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created thereby. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the intended use of proceeds and the pending acquisition of Flagship. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other filings and submissions with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

ŒUVRE
EXFOLIATOR
ŒUVRE
FACIAL OIL
ŒUVRE
ŒUVRE
NOURISHING FACE CREAM
BOTANICALS + GEMSTONES

Contact:

Sentient Brands Holdings Inc.

646-202-2897

info@sentientbrands.com